                       [Hollinger International Inc.]

FOR IMMEDIATE RELEASE

Contact:

Paul B. Healy, Vice President               Jack A. Boultbee, Executive
Corporate Development and                   Vice President
Investor Relations                          and Chief Financial Officer
Hollinger International Inc.                Hollinger International Inc.
(212) 586-5666                              (416) 363-8721

           HOLLINGER INTERNATIONAL INC. ANNOUNCES COMMENCEMENT OF
                EXCHANGE OFFER FOR ANY AND ALL 9-3/4% PRIDES
                              DEPOSITARY SHARES

     CHICAGO, JULY 8, 1998--HOLLINGER INTERNATIONAL INC. (NYSE:HLR) announced today that it has commenced an Exchange Offer to exchange any and all its outstanding 9-3/4% PRIDES Depositary Shares (NYSE:HLR PrP) representing Series B Convertible Preferred Stock of Hollinger for shares of its Class A Common Stock at an exchange ratio of 0.92 shares of Class A Common Stock for each PRIDES. The Exchange Offer is not conditioned upon any minimum number of PRIDES being tendered.

     Hollinger said that the Exchange Offer materials are being mailed to holders of PRIDES and that the Exchange Offer is scheduled to expire at 12:00 midnight, Eastern Standard Time, on Tuesday, August 4, 1998, unless extended. The terms and conditions of the Exchange Offer are set forth in the Company's Offering Circular dated July 8, 1998 and the related Letter of Transmittal and the Exchange Offer is made only pursuant to such materials.

     The Company first announced its intention to make the Exchange Offer on June 29, 1998. The closing prices on June 29, 1998 for the Company's Class A
Common Stock and the PRIDES were $17.125 and $14.50, respectively.   The
closing prices of the Class A Common Stock and the PRIDES on July 7, 1998, were $17.1875 and $15.8125, respectively.

     There are currently 20,700,000 PRIDES and approximately 71,689,899 shares of Class A Common Stock outstanding.

     The First Chicago Trust Company of New York is acting as Information Agent for the Exchange Offer.

     Hollinger International Inc., through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among its paid daily newspapers are the Chicago Sun-Times, The Daily Telegraph and the Ottawa Citizen.

     For more information on Hollinger International Inc., please visit our website at www.hollinger.com.